Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Autolus Therapeutics plc for the registration of 17,985,611 American Depository Shares representing ordinary shares and 3,265,306 American Depository Shares issuable upon exercise of warrants by the selling securityholders and to the incorporation by reference therein of our report dated March 10, 2022, with respect to the consolidated financial statements of Autolus Therapeutics plc included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Reading, United Kingdom

April 14, 2022